EXHIBIT 99.2

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers all the rights of the undersigned's shares of common stock of Tofla Megaline Inc., a Nevada corporation, as set forth below:

Name of Assignee	Address	No. of Shares
Alice Group USA LLC	2020 NE 163RD ST SUITE 300 NORTH MIAMI BEACH, FL 33160	4,500,000

Dated: January 31, 2025	Thomas Crest Capital LLC

By:
	Name:	Raoul Thomas
	Title:	Authorized Signatory